Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 9/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the semi-annual period ended September 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/27/2001	$ 44,000	Federal National Mtg. Assoc.	4.05%	04/11/2002
05/08/2001	300,000	Federal Home Loan Bank	5.000	11/14/2002
07/24/2001	500,000	Federal Home Loan Bank	5.000	02/03/2003
09/17/2001	151,000	Federal Home Loan Mtg.	5.000	09/15/2003

Last Updated on 11/28/2001
By Win95 User